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                     EXHIBIT 21-SUBSIDIARIES OF REGISTRANT


                                        State of       Name Under Which
Subsidiary                            Incorporation    Business is Done
----------                            -------------    ----------------

Horizon Bank, National Association       Indiana       Horizon Bank

IMS Investment Management,
National Association                     Indiana       IMS Investment Management
(a subsidiary of Horizon Bank)

Phoenix Insurance Services, Inc.         Indiana      Phoenix Insurance Services
(a subsidiary of Horizon Bank)

HBC Insurance Company, Inc.              Arizona       HBC Insurance Company

The Loan Store, Inc.                     Indiana       The Loan Store